Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

May 18, 2012

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated April 24, 2012, to the Board of Directors of Halcón Resources Corporation (“Halcón”), as Annex D to the joint proxy statement/prospectus (“Joint Proxy Statement/Prospectus”) that forms a part of the Registration Statement on Form S-4 of Halcón, as filed with the Securities and Exchange Commission by Halcón on May 18, 2012 (the “Registration Statement”) and (ii) the references in the Joint Proxy Statement/Prospectus to such opinion and our firm in the Registration Statement under the headings “Summary — Fairness Opinion of Barclays to the Halcón Board of Directors,” “The Merger — Background of the Merger,” “The Merger — Recommendation of Halcón’s Board of Directors and Reasons for the Merger” and “The Merger — Opinion of Barclays to the Halcón Board of Directors.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Bradley Hutchinson
Name:	Bradley Hutchinson
Title:	Managing Director